Exhibit 99.1

Texas Roadhouse, Inc. Announces Third Quarter 2010 Results

LOUISVILLE, Ky (November 1, 2010) — Texas Roadhouse, Inc. (NasdaqGS: TXRH), today announced financial results for the 13 and 39 week periods ended September 28, 2010.

	Third Quarter			Year to Date
($000’s)	2010	2009	% Change	2010	2009	% Change

Total revenue	245,613	226,467	8	760,399	714,963	6
Income from operations	21,448	17,281	24	74,883	61,058	23
Net income	13,952	10,695	30	48,229	38,770	24
Diluted EPS	$0.19	$0.15	28	$0.66	$0.54	22

Results for the quarter included:

•                  Comparable restaurant sales increased 4.3% at company restaurants and 4.4% at franchise restaurants;

•                  Three company restaurants opened;

•                  Restaurant margins increased 79 basis points to 17.9%;

•                  Diluted earnings per share increased 28% to $0.19 from $0.15 in the prior year period.

Results year-to-date included:

•                  Comparable restaurant sales increased 2.1% at company restaurants and 2.4% at franchise restaurants;

•                  Seven company restaurants and one franchise restaurant opened, while one company restaurant closed;

•                  Restaurant margins increased 114 basis points to 19.0%;

•                  Diluted earnings per share increased 22% to $0.66 from $0.54 in the prior year-to-date period.

G.J. Hart, President and Chief Executive Officer of Texas Roadhouse, commented, “We are very encouraged by our third quarter results, which have helped position Texas Roadhouse to end 2010 at the high end of our previously expected diluted EPS range.  Comparable restaurant sales growth was over 4% for the quarter, driven by traffic gains, which in turn led to continued margin expansion and net income growth.  Importantly, our strong performance was achieved without compromising our commitment to legendary food and service, as our adherence to these core values continues to benefit our business in a tough economy.” Hart continued, “Looking ahead, we are excited to increase our development plans for 2011.  Along with continued execution at the store level, we believe this reacceleration of our expansion efforts will position Texas Roadhouse to continue driving long-term value for shareholders.”

Outlook for 2010

The Company reported that comparable restaurant sales for the first four weeks of the fourth quarter of fiscal 2010 increased 3.5% compared to the prior year period.

The Company now estimates 2010 diluted earnings per share growth will be approximately 20% compared to 2009, which is at the high-end of the previous 16% to 20% range.  This revised estimate is based, in part, on the following assumptions:

•                  Comparable restaurant sales growth of approximately 2.0%;

•                  14 company restaurant openings;

•                  Food cost deflation of approximately 2.5%; and

•                  Total capital expenditures of approximately $50 million.

Outlook for 2011

While the Company is still finalizing its plans relating to 2011, the Company announced that if comparable restaurant sales growth is 2% to 3% for the year, 2011 diluted earnings per share growth would likely be 5% to 15% compared to 2010.  This is based, in part, on the following assumptions:

•                  Approximately 20 company restaurant openings;

•                  Food cost inflation of 2.0% to 3.0%; and

•                  Total capital expenditures of approximately $60 to $65 million.

Conference Call

The Company is hosting a conference call today, November 1, 2010, at 5:00 p.m. Eastern Time to discuss these results.  The dial-in number is (877) 879-6203 or (719) 325-4920 for international calls. A replay of the call will be available for one week following the conference call.  To access the replay, please dial (877) 870-5176 or (858) 384-5517 for international calls, and use 8033424 as the pass code.

There will be a simultaneous Web cast conducted at www.texasroadhouse.com.

About the Company

Texas Roadhouse is a casual dining concept that first opened in 1993 and today operates over 330 restaurants system-wide in 46 states.  For more information, please visit the Company’s Web site at www.texasroadhouse.com.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance, are forward-looking statements that involve risks and uncertainties.  Such statements are based upon the current beliefs and expectations of the management of the Company.  Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurants opening, the sales at these and our other company and franchise restaurants, changes in restaurant development or operating costs, our ability to acquire franchise restaurants, our ability to integrate the franchise restaurants we acquire or other concepts we develop, strength of consumer spending, conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, acts of war or terrorism and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.  Investors should take such risks into account when making investment decisions.  Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  The Company undertakes no obligation to update any forward-looking statements.

# # #

Contacts:

Investor Relations

Price Cooper

502-515-7300

Media

Travis Doster

502-638-5457

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	13 Weeks Ended		39 Weeks Ended
	September 28, 2010	September 29, 2009	September 28, 2010	September 29, 2009

Revenue:
Restaurant sales	$243,405	$224,417	$753,582	$708,808
Franchise royalties and fees	2,208	2,050	6,817	6,155

Total revenue	245,613	226,467	760,399	714,963

Costs and expenses:
Restaurant operating costs:
Cost of sales	79,101	74,489	244,560	237,844
Labor	71,835	67,630	221,241	210,203
Rent	5,329	5,029	15,886	14,870
Other operating	43,476	38,778	128,841	119,450
Pre-opening	2,150	1,194	4,562	4,411
Depreciation and amortization	10,262	10,395	30,861	31,482
Impairment and closure	44	(201)	302	(273)
General and administrative	11,968	11,872	39,263	35,918

Total costs and expenses	224,165	209,186	685,516	653,905

Income from operations	21,448	17,281	74,883	61,058

Interest expense, net	644	784	2,078	2,517
Equity income from investments in unconsolidated affiliates	155	36	355	185

Income before taxes	20,959	16,533	73,160	58,726
Provision for income taxes	6,478	5,431	23,133	18,582

Net income including noncontrolling interests	$14,481	$11,102	$50,027	$40,144
Less: Net income attributable to noncontrolling interests	529	407	1,798	1,374
Net income attributable to Texas Roadhouse, Inc. and subsidiaries	$13,952	$10,695	$48,229	$38,770

Net income per common share attributable to Texas Roadhouse, Inc. and subsidiaries:
Basic	$0.19	$0.15	$0.68	$0.56
Diluted	$0.19	$0.15	$0.66	$0.54

Weighted average shares outstanding:
Basic	71,660	70,204	71,273	69,847
Diluted	73,002	71,550	72,727	71,151

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet

(in thousands)

	(unaudited)
	September 28, 2010	December 29, 2009

Cash and cash equivalents	$55,425	$46,858
Other current assets	27,167	27,458
Property and equipment, net	456,473	456,281
Goodwill	113,465	113,465
Intangible asset, net	10,387	11,194
Other assets	7,630	6,817

Total assets	$670,547	$662,073

Current maturities of long-term debt and obligations under capital leases	267	247
Other current liabilities	88,399	107,956
Long-term debt and obligations under capital leases, excluding current maturities	61,977	101,179
Other liabilities	39,079	29,741
Texas Roadhouse, Inc. and subsidiaries stockholders’ equity	478,123	420,372
Noncontrolling interests	2,702	2,578

Total liabilities and equity	$670,547	$662,073

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands, except per share data)

(unaudited)

	39 Weeks Ended
	September 28, 2010	September 29, 2009

Cash flows from operating activities:
Net income including noncontrolling interests	$50,027	$40,144
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	30,861	31,482
Share-based compensation expense	5,705	5,642
Other noncash adjustments	(752)	2,830
Change in working capital	(11,539)	(11,802)
Net cash provided by operating activities	74,302	68,296

Cash flows from investing activities:
Capital expenditures - property and equipment	(31,598)	(34,814)
Acquisition of franchise restaurants, net of cash acquired	—	25
Proceeds from sale of property and equipment, including insurance proceeds	175	2,329
Net cash used in investing activities	(31,423)	(32,460)

Cash flows from financing activities:
Repayments of revolving credit facility, net	(39,000)	(6,000)
Other financing activities	4,688	739
Net cash used in financing activities	(34,312)	(5,261)

Net increase in cash and cash equivalents	8,567	30,575
Cash and cash equivalents - beginning of year	46,858	5,258
Cash and cash equivalents - end of year	$55,425	$35,833

Texas Roadhouse, Inc. and Subsidiaries

Supplemental Financial and Operating Information

($ amounts in thousands)

(unaudited)

	Third Quarter		Change		Year to Date		Change
	2010	2009	vs LY		2010	2009	vs LY

Restaurant openings
Company	3	1	2		7	12	(5)
Franchise	0	2	(2)		1	3	(2)
Total	3	3	0		8	15	(7)

Restaurant closures
Company	0	(2)	2		(1)	(2)	1
Franchise	0	0	0		0	(1)	1
Total	0	(2)	2		(1)	(3)	2

Restaurants open at the end of the quarter
Company	267	255	12
Franchise	71	71	0
Total	338	326	12

Company-owned restaurants
Restaurant sales	$243,405	$224,417	8.5%		$753,582	$708,808	6.3%
Store weeks	3,450	3,331	3.6%		10,294	9,893	4.1%
Comparable restaurant sales growth (1)	4.3%	(4.6)%			2.1%	(3.0)%
Average unit volume (2)	$914	$874	4.6%		$2,836	$2,792	1.6%

Restaurant operating costs (as a % of restaurant sales)
Cost of sales	32.5%	33.2%	(69	)bps	32.5%	33.6%	(110	)bps
Labor	29.5%	30.1%	(62	)bps	29.4%	29.7%	(30	)bps
Rent	2.2%	2.2%	(5	)bps	2.1%	2.1%	1	bps
Other operating	17.9%	17.3%	58	bps	17.1%	16.9%	24	bps
Total	82.1%	82.8%	(79	)bps	81.0%	82.2%	(114	)bps

Restaurant margins (3)	17.9%	17.2%	79	bps	19.0%	17.8%	114	bps

Franchise-owned restaurants
Franchise royalties and fees	$2,208	$2,050	7.7%		$6,817	$6,155	10.8%
Store weeks	912	900	1.3%		2,707	2,694	0.5%
Comparable restaurant sales growth (1)	4.4%	(3.6)%			2.4%	(3.0)%
Average unit volume (2)	$905	$856	5.7%		$2,829	$2,721	4.0%

Pre-opening expense	$2,150	$1,194	80.1%		$4,562	$4,411	3.4%

Depreciation and amortization	$10,262	$10,395	(1.3)%		$30,861	$31,482	(2.0)%
As a % of revenue	4.2%	4.6%	(41	)bps	4.1%	4.4%	(34	)bps

Impairment and closure	$44	$(201)	NM		$302	$(273)	NM
As a % of revenue	0.0%	(0.1)%	11	bps	0.0%	(0.0)%	8	bps

General and administrative expenses	$11,968	$11,872	0.8%		$39,263	$35,918	9.3%
As a % of revenue	4.9%	5.2%	(37	)bps	5.2%	5.0%	14	bps

(1)  Comparable restaurant sales growth includes sales from restaurants open 18 months as of the beginning of the measurement period.

(2)  Average unit volume includes sales from restaurants open six months as of the beginning of the measurement period. For comparative purposes, average unit volumes for Q3 2009 and 2009 YTD were adjusted to reflect restaurant sales of any acquired franchise restaurants as part of Company-owned restaurants average unit volume and were excluded from franchise-owned restaurants average unit volume.

(3)  Restaurant margins represent restaurant sales less restaurant operating costs (as a percentage of restaurant sales).

NM - Not meaningful

Amounts may not foot due to rounding.